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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

VONAGE HOLDINGS CORP.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3547680 (I.R.S. Employer Identification Number)
23 Main Street Holmdel, New Jersey 07733 (Address, including zip code, of principal executive offices)
(732) 528-2600 (Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Options to Purchase Common Stock, par value $0.001 per share

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This registration statement contains "forward-looking statements," which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding:

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  projections, predictions, expectations, estimates or forecasts as to broadband Internet access, VoIP adoption, our business, financial and operating results and future economic performance;

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  proposed new product and service offerings;

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  expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; and

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  our management's goals and objectives and other similar expressions concerning matters that are not historical facts.

        Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

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  our history of operating losses;

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  the highly competitive nature of our industry;

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  decreasing telecommunications prices to consumers;

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  the acceptance of VoIP technology by mainstream consumers;

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  the differences between our calling service, including our emergency calling service, compared to incumbent telephony providers;

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  whether we are able to succesfully complete our proposed initial public offering;

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  system disruptions, power outages and failures of the third-party facilities and equipment we utilize and flaws in our technology;

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  our ability to maintain adequate customer care and manage increases in our churn rate;

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  our ability to improve local number portability provisioning;

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  our ability to sustain the growth rates we have enjoyed so far;

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  the costs associated with being a public company and our ability to comply with the internal control and reporting obligations of public companies;

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  our ability to manage our rapid growth, train additional personnel and improve our controls and procedures;

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  intellectual property litigation initiated against us and our ability to protect our internally developed systems and software;

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  the growth of broadband Internet access;

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  our ability to retain key personnel;

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  increasing regulation of our services and the imposition of federal, state and municipal sales and use taxes, fees or surcharges on our services;

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  our ability to comply with the FCC's new regulations regarding E-911 services; and

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  the assessment of the Universal Service Fund on our services.

        Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

EXPLANATORY NOTE

        Vonage Holdings Corp. (the "Company") is filing this registration statement on Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, as the Company has in excess of 500 holders of its stock options to purchase its common stock.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN REGISTRATION STATEMENT ON FORM S-1 AND
ITEMS OF FORM 10

Item 1.    Business.

        The information required by this item is contained under the sections "Prospectus Summary," "Market and Industry Data," "Industry Overview," "Business," "Regulation," and "Where You Can Find Additional Information" of the registration statement on Form S-1 (File No. 333-131659), as amended (the "Registration Statement"), filed as an exhibit hereto. Those sections are incorporated herein by reference.

Item 1A.    Risk Factors.

        The information required by this item is contained under the section "Risk Factors" of the Registration Statement. That section is incorporated herein by reference.

Item 2.    Financial Information.

        The information required by this item is contained under the sections "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Registration Statement. Those sections are incorporated herein by reference.

Item 3.    Properties.

        The information required by this item is contained under the section "Business—Property" of the Registration Statement. That section is incorporated herein by reference.

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

        The information required by this item is contained under the section "Principal Stockholders" of the Registration Statement. That section is incorporated herein by reference.

Item 5.    Directors and Executive Officers.

        The information required by this item is contained under the sections "Management" and "Information Concerning our Founder, Chairman and Chief Strategist" of the Registration Statement. Those sections are incorporated herein by reference.

Item 6.    Executive Compensation.

        The information required by this item is contained under the section "Management" of the Registration Statement. That section is incorporated herein by reference.

Item 7.    Certain Relationships and Related Transactions.

        The information required by this item is contained under the section "Certain Relationships and Related Party Transactions" of the Registration Statement. That section is incorporated herein by reference.

Item 8.    Legal Proceedings.

        The information required by this item is contained under the section "Business—Legal Proceedings" of the Registration Statement. That section is incorporated herein by reference.

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

        The following table contains information about our equity compensation plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,373,151	$5.88	14,864,181
Equity compensation plans not approved by security holders	—	$—	—
Total	13,373,151	$5.88	14,864,181

        There is no established public trading market for our common stock.

        Additional information required by this item is contained under the sections "Dividend Policy," "Description of Convertible Notes," "Description of Capital Stock" and "Shares Eligible for Future Sale" of the Registration Statement. Those sections are incorporated herein by reference.

Item 10.    Recent Sales of Unregistered Securities.

        The information required by this item is contained under the section "Item 15—Recent Sales of Unregistered Securities" of the Registration Statement. That section is incorporated herein by reference.

Item 11.    Description of Registrant's Securities to be Registered.

        This summary of our 2001 Stock Incentive Plan, 2006 Incentive Plan and capital stock is not complete, and is qualified by reference to the 2001 Stock Incentive Plan, 2006 Incentive Plan and our certificate of incorporation and bylaws. You should read this summary together with our 2001 Stock Incentive Plan and 2006 Incentive Plan, which was filed as an exhibit to the Registration Statement, as well as our amended and restated certificate of incorporation and amended and restated bylaws, which will be filed by a subsequent amendment to the Registration Statement.

General

        Under our amended and restated certificate of incorporation, we are authorized to issue up to 596,949,644 shares of common stock. Our common stock underlies the stock options issued or to be issued pursuant to our 2001 Stock Incentive Plan and our 2006 Incentive Plan. We are also authorized to issue up to 43,980,888 shares of preferred stock, of which 8,000,000 shares are designated Series A Convertible Preferred Stock, 6,066,667 shares are designated Series A-2 Convertible Preferred Stock, 3,750,000 shares are designated Series B Convertible Preferred Stock, 8,000,000 shares are designated Series C Convertible Preferred Stock, 8,728,799 shares are designated Series D Convertible Preferred Stock and 9,435,422 shares are designated Series E Convertible Preferred Stock. All shares of our capital stock have a par value of $0.001 per share.

2001 Stock Incentive Plan

        Our 2001 Stock Incentive Plan (the "2001 Plan"), was adopted by a joint written consent of our stockholders and directors in March 2001. As of December 31, 2005, 28,286,393 shares of our common stock were reserved for issuance under the 2001 Plan, as amended, 3,166,489 shares of our common stock were subject to exercisable stock options under the 2001 Plan and 1,199 optionholders held a total of 13,373,151 outstanding stock options. In management's opinion, all stock options under our 2001 Stock Incentive Plan have been granted at or above the fair market value of our common stock, as determined by our board of directors, at the date of grant with the exception of a grant in 2005 for 125,000. As of September 1, 2005, we have not made any awards of restricted stock under the plan.

        Our 2001 Stock Incentive Plan is administered by the compensation committee and provides for the granting of options or restricted stock awards to our employees, directors and consultants. The objectives of the plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting our success by providing our employees, directors and consultants the opportunity to acquire stock.

        Shares Available for Issuance.    There are 28,286,393 shares authorized for options grants or restricted stock grants under the plan, as amended. The shares to be delivered under the plan will be made available, at the discretion of the compensation committee, from authorized but unissued shares and/or from previously issued shares of common stock reacquired by us. If shares covered by an option cease to be issuable for any reason, and/or shares covered by restricted stock awards are forfeited, such number of shares will no longer be charged against the shares authorized under the plan and may again be made subject to awards.

        Adjustments.    The number and kind of shares available for awards under our 2001 Stock Incentive Plan and any outstanding awards under the plan, as well as the exercise price of outstanding options, will be subject to adjustment in the event of certain reorganizations, recapitalizations, reclassifications, stock dividends, stock splits or business combinations in which we are the surviving corporation. In the event of a business combination in which we are not the surviving corporation, or in the event of a sale of all or substantially all of our property, and the surviving corporation does not assume our obligations under the plan, the plan will terminate and all unvested stock options granted under the plan will expire.

        Amendment and Termination.    Our board of directors has authority to amend, modify, suspend or terminate the plan, and our compensation committee has authority to modify awards, except as would adversely affect participants' rights to outstanding awards without their consent.

        Administration.    The compensation committee has authority to prescribe, amend, and rescind rules and regulations relating to the plan. Our compensation committee also has the power to interpret the plan and awards granted under the plan and to make all other determinations necessary or advisable for plan administration. All interpretations, determinations, and actions by the compensation committee will be final, conclusive, and binding upon all parties.

        In addition, under the terms of our 2001 Stock Incentive Plan, the Compensation Committee has the authority to determine:

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  which participants receive awards;

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  the type of award granted;

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  the number of shares of common stock with respect to which an award is granted;

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  the periods during which each option is exercisable; and

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  the price at which common stock may be purchased under a stock option.

        Stock Options    Options granted under our 2001 Stock Incentive Plan may be nonstatutory stock options or may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The term of the stock options granted pursuant to the plan may not exceed ten years. Awards of stock options are made pursuant to a written award agreement that contains the terms of each grant. Stock options granted under the plan typically vest in annual or monthly installments over a four-year period, and, except as described below, acceleration of vesting or exercisability can be accomplished only with approval from our board of directors. The purchase price to be paid upon exercise of a stock option must be paid in full in cash at the time of exercise. No options may be granted under the plan after May 1, 2010.

        Under the terms of the plan, options will vest as to 50% of the shares subject to the stock option upon a participant's termination of employment without cause or for good reason during the 180-day period following a change in control.

        A change in control is defined, generally, to mean any of the following events:

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  an acquisition by any individual, entity or group of beneficial owners of 50% or more of the combined voting power of our then outstanding securities;

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  a change in the composition of a majority of our board of directors that is not supported by the incumbent board of directors;

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  the consummation of a merger or consolidation pursuant to which more than 60% of the combined voting power of our voting securities do not remain outstanding or more than 50% of the combined voting power of our then outstanding securities is acquired by a person or group of persons acting in concert; or

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  the approval by our stockholders of a plan of our complete liquidation or dissolution.

        If so authorized by the compensation committee, we may cancel all or a portion of options granted under the plan, without the consent of the participant, upon payment to the participant of an amount of cash equal to the excess, if any, of the fair market value, at such time, of the shares subject to the option over the aggregate exercise price thereof, or by delivery of shares of our common stock with a fair market value at such time, equal to any such excess, or by a combination of cash and shares.

        Restricted Stock.    Shares subject to restricted stock awards under our 2001 Stock Incentive Plan may be either granted or sold to the participant and will be subject to such restrictions on transfer and forfeiture as may be determined by the compensation committee. Any restrictions on restricted stock will lapse at such time or times, and/or upon the achievement of such predetermined performance objectives as is or are determined by the compensation committee and set forth in the award agreement. Acceleration of the lapse of any restrictions shall be accomplished only pursuant to board approval in each instance. The compensation committee may provide that the shares will be held in escrow until the restrictions lapse. In general, participants have all the rights of a stockholder with respect to shares of restricted stock, including the right to receive all dividends and other distributions. Under the terms of our 2001 Stock Incentive Plan, however, participants may be required to execute an irrevocable proxy or enter into a voting agreement, as determined by the compensation committee, subject to the terms and conditions set forth in the plan.

        All stock options under our 2001 Stock Incentive Plan have been granted at or above the fair market value of our common stock, as determined by our board of directors, at the date of grant, with the exception of a grant in 2005 for 125,000 shares. As of March 31, 2006, we have not made any awards of restricted stock under our 2001 Stock Incentive Plan.

2006 Incentive Plan

        Our board of directors has adopted, and our stockholders have approved, our 2006 Incentive Plan, which is to be effective on the effective date of our proposed initial public offering. The objectives of our 2006 Incentive Plan include attracting, retaining, and motivating highly qualified personnel, and providing them with opportunities to obtain a proprietary interest in our company and incentives to contribute to our long-term success.

        Administration.    Our 2006 Incentive Plan generally will be administered by the compensation committee, which will have full authority to construe and to interpret and to determine the terms of awards under the plan, including authority to determine who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award.

        Eligibility.    The compensation committee has the authority under our 2006 Incentive Plan to select the individuals who will be granted awards from among our officers, employees, directors, non-employee directors, consultants, advisors, and independent contractors. The compensation committee also may delegate its authority to grant awards (other than to executive officers) to appropriate officers.

        Number of Shares Available for Issuance.    The maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan will be determined under a formula set forth in the plan, and will equal approximately 17.65% of the number of shares that are issued and outstanding from time to time, less the number of shares that are available for issuance under our 2001 Stock Incentive Plan. Following termination of our 2001 Stock Incentive Plan, the number of remaining shares available for issuance under our 2001 Stock Incentive Plan, or that become available for issuance upon expiration or cancellation, without payment or settlement, of awards under our 2001 Stock Incentive Plan, also will become available for issuance under our 2006 Incentive Plan. Shares issued under the plan may be authorized and unissued shares or may be issued shares that we have reacquired. Shares covered by awards that are forfeited, cancelled or otherwise expire without having been exercised or settled, or that are settled by cash or other non-share consideration, will become available for issuance pursuant to a new award. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations will not be available for issuance pursuant to new awards.

        Types of Awards; Limits.    The compensation committee may grant the following types of awards under our 2006 Incentive Plan: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance units; annual awards; and other awards based on, or related to, shares of our common stock. Options awarded under our 2006 Stock Incentive Plan may be nonstatutory stock options or may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Our 2006 Incentive Plan contains various limits with respect to the types of awards, as follows:

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  a maximum of 20,000,000 shares may be issued under the plan pursuant to incentive stock options;

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  a maximum of 10,000,000 shares may be issued pursuant to options and stock appreciation rights granted to any participant in a calendar year;

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  a maximum of $5,000,000 may be paid pursuant to annual awards granted to any participant in a calendar year; and

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  a maximum of $10,000,000 may be paid (in the case of awards denominated in cash) and a maximum of 10,000,000 shares may be issued (in the case of awards denominated in shares)

    pursuant to awards, other than options, stock appreciation rights or annual awards, granted to any participant in a calendar year.

        Stock Options. A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. The exercise price is set by the compensation committee but cannot be less than 100% of the fair market value of our common stock on the date of grant, with an exception for options granted in substitution for options held by employees of companies that our company acquires. The term of a stock option may not exceed ten years.

        Stock Appreciation Rights.    Stock appreciation rights are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of shares for which the stock appreciation right is exercised over the grant price. The grant price is set by the compensation committee, but cannot be less than 100% of the fair market value of our common stock on the date of grant, with an exception for stock appreciation rights granted in substitution for stock appreciation rights held by employees of companies that we acquire. Payment to the participant on exercise may be made in cash or shares, as determined by the compensation committee. If the compensation committee determines at the time of grant that a stock appreciation right may be settled only in shares, the term may not exceed the years. Stock appreciation rights may be granted in tandem with options.

        Restricted Stock.    Restricted stock awards are shares of our common stock that are subject to cancellation, restrictions, and vesting conditions, as determined by the compensation committee. The shares may be either granted or sold to the participant.

        Restricted Stock Units.    Restricted stock units entitle a participant to receive one or more shares of our common stock in the future upon satisfaction of vesting conditions determined by the compensation committee. Restricted stock units will be settled through the delivery of shares, cash of equivalent value, or a combination of shares and cash, as determined by the compensation committee.

        Performance Stock and Performance Units.    Performance stock and performance unit awards entitle a participant to receive an amount based on a target payment or number of shares and the level of achievement of specified performance goals during a specified performance period. The compensation committee sets the performance targets and performance period at the date of grant. When the compensation committee determines the performance targets have been satisfied, performance stock vests and performance units are settled through the delivery of shares of our common stock, cash of equivalent value, or a combination of cash and shares.

        Annual Awards.    Annual awards entitle a participant to receive an amount based on a target payment and the level of achievement of specified performance goals, which are set by the compensation committee at the date of grant, during a specified plan year, and, upon determination by the compensation committee that the performance goals have been met, payable in shares of our common stock, cash of equivalent value, or a combination of cash and shares.

        Other Awards.    The compensation committee also may grant other forms of awards that generally are based on the value of shares of our common stock. These other awards may provide for cash payments based in whole or in part on the value or future value of shares, may provide for the future delivery of shares to the participant, or may provide for a combination of cash payments and future delivery of shares.

        Section 162(m) Performance-Based Awards.    Awards under our 2006 Incentive Plan that are determined to be "performance-based" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, will be conditioned on the achievement of one or more specified performance goals established by the compensation committee at the date of grant. The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the compensation committee deems appropriate: net earnings or net income (before or after taxes); earnings per share; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; customer satisfaction; working capital targets; cash value added; economic value added; market penetration; and product introductions; in each case determined in accordance with generally accepted accounting principles consistently applied on a business unit, subsidiary or consolidated basis or any combination thereof. The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit and, may be measured on an absolute or cumulative basis, or on the basis of percentage of improvement over time, and in terms of company performance (or performance of the applicable subsidiary, division, department, region, function or business unit), or measured relative to selected peer companies or a market or other index.

        Amendment and Termination; Term.    Our board of directors has authority to amend, modify, suspend or terminate the plan, except as would require the approval of our stockholders or would adversely affect participants' rights to outstanding awards without their consent. Unless terminated earlier, our 2006 Incentive Plan will expire in 2016, on the tenth anniversary of the effective date of the plan.

        Change of Control.    In the event of a change of control of our company, the compensation committee may take steps it considers appropriate, including accelerating vesting, modifying an award to reflect the change of control, or providing that outstanding awards will be assumed, or substituted for, by the surviving corporation or permitting or requiring participants to surrender options and stock appreciation rights in exchange for a cash payout equal to the difference between the highest price paid in the change of control and the exercise price.

        Under our 2006 Incentive Plan, the following events generally result in a change of control:

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  a person or group acquires at least 30% of the voting power of our company;

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  a majority of our directors are replaced by directors not approved by our board of directors;

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  there is a merger or consolidation of our company that results in new stockholders having at least 50% of the voting power of our company;

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  there is a sale of all or substantially all of our assets; or

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  our stockholders approve a plan of liquidation or dissolution.

        Dividends and Dividend Equivalents.    Our compensation committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award. Any such dividends or interest may either be paid currently or may be deemed to have been reinvested in shares, and may be settled in shares, cash, or a combination of cash and shares. No dividends or dividend equivalents will be paid with respect to options or stock appreciation rights.

        Participant's Stockholder Rights. A participant will have no rights as a stockholder with respect to shares covered by an award (including voting rights) until the date the participant or his nominee becomes the holder of record of such shares. Generally, no adjustment will be made for dividends or other rights for which the record date is prior to such date.

        Deferrals.    Our compensation committee may permit participants to defer the payment or settlement of an award to one or more dates selected by the participant.

        Repricing of Options and Stock Appreciation Rights.    Options and stock appreciation rights awarded under our 2006 Stock Incentive Plan may not be repriced. For these purposes, to reprice an award means (i) to reduce the exercise or grant price, or (ii) grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award.

        Adjustments or Changes in Capitalization.    In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, liquidation, merger or other corporate event affecting the shares of our common stock, the aggregate number of shares available for issuance under our 2006 Incentive Plan, the various plan limits, and the number of shares subject to, and exercise or grant price of, outstanding awards may be appropriately adjusted by the compensation committee.

        Limited Transferability.    Generally, an award may only be transferred upon the participant's death to a designated beneficiary or in accordance with the participant's will or the laws of descent or distribution, and, except for incentive stock options, pursuant to a domestic relations order. The compensation committee also may permit limited transferability, generally to a participant's family member, a trust for the benefit of a family member, or a charitable organization.

Federal Income Tax Information

        The following is a summary of certain of the federal income tax consequences of awards under our 2001 Stock Incentive Plan and 2006 Incentive Plan. The following is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.

        Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the participant will recognize ordinary income equal to the amount the fair market value of the shares on the exercise date exceeds the exercise or grant price. Upon subsequent sale of the acquired shares, any additional gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

        Incentive Stock Options. A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the shares have been held for more than one year.

        Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units. A participant will not recognize taxable income upon the grant of restricted stock, restricted stock units, performance stock, or performance stock units. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

        Tax Effect for our Company.    We generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to named executive officers. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000, unless certain conditions are met.

        Impact of Recent Tax Law Changes.    Recently adopted, Section 409A of the Internal Revenue Code of 1986, as amended, has implications that affect traditional deferred compensation plans, as well as certain equity-based awards, such as certain stock options, restricted stock units and stock appreciation rights. Section 409A requires compliance with specific rules regarding the timing of exercise or settlement of equity-based awards and, unless explicitly set forth in a plan document or award agreement, no acceleration of payment is permitted. The U.S. Department of Treasury has provided preliminary guidance and proposed regulations with respect to Section 409A and more definitive guidance is anticipated in the near future. Individuals who hold equity awards are subject to the following penalties if the terms of such awards do not comply with the requirements of Section 409A: (i) compensation is includible in the participant's gross income for tax purposes once the awards are no longer subject to a "substantial risk of forfeiture" (e.g., upon vesting); (ii) the participant is required to pay interest at the tax underpayment rate plus one percentage point commencing on the date these awards are no longer subject to a substantial risk of forfeiture; and (iii) the participant incurs a 20% penalty tax on the amount required to be included in income.

Item 12.    Indemnification of Directors and Officers.

        The information required by this item is contained under the section "Item 14—Indemnification of Directors and Officers" of the Registration Statement. That section is incorporated herein by reference.

Item 13.    Financial Statements and Supplementary Data.

        The information required by this item is contained in the Company's Consolidated Financial Statements and the notes thereto contained in the Registration Statement. That section is incorporated herein by reference.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        The information required by this item is contained under the section "Experts—Changes in Accountants" of the Registration Statement. That section is incorporated herein by reference.

Item 15.    Financial Statements and Exhibits.

  (a)
  Financial Statements.

        See Item 13 above.

  (b)
  Exhibits.

        Except for Exhibit 99.1, which is included herein, the following exhibits are incorporated by reference from the Registration Statement:

Exhibit No.	Description of Exhibit
3.1	Form of Restated Certificate of Incorporation of Vonage Holdings Corp.
3.2	Form of Amended and Restated By-Laws of Vonage Holdings Corp.
4.1	Form of certificate of Vonage Holdings Corp. common stock

4.2	Form of Senior Unsecured Convertible Note
10.1	2001 Stock Incentive Plan of Vonage Holdings Corp.
10.2	Form of Incentive Stock Option Agreement under the 2001 Stock Incentive Plan
10.3	Form of Nonqualified Stock Option Agreement for Employees under the 2001 Stock Incentive Plan
10.4	Form of Nonqualified Stock Option Agreement for Outside Directors under the 2001 Stock Incentive Plan
10.5	Vonage Holdings Corp. 401(k) Retirement Plan
10.6	Lease Agreement, dated March 24, 2005, between 23 Main Street Holmdel Associates LLC and Vonage USA Inc.
10.7	Amended and Restated Employment Agreement, dated February 8, 2006, between Vonage Holdings Corp. and Jeffrey A. Citron
10.8	Employment Agreement, dated February 7, 2006, between Vonage Holdings Corp. and Michael Snyder
10.9	Employment Agreement, dated August 1, 2005, between Vonage Holdings Corp. and John S. Rego
10.10	Employment Agreement, dated August 1, 2005, between Vonage Holdings Corp. and Louis A. Mamakos
10.11	Employment Agreement, dated August 8, 2005, between Vonage Holdings Corp. and Sharon O'Leary
10.12	Third Amended and Restated Investors' Rights Agreement, dated April 27, 2005, among Vonage Holdings Corp. and the signatories thereto
10.13†	Agreement for Services, dated February 9, 2005, between Vonage Holdings Corp. and Third Party Verification, Inc.
10.14	Registration Rights Agreement, dated December 16, 2005, among Vonage Holdings Corp. and the signatories thereto
10.15†	Agreement for Services, dated April 27, 2005, between Vonage Network Inc. and Intrado Inc. and Amendment No. 1 thereto
10.16†	Master Service Agreement, dated July 15, 2004, between Vonage Holdings Corp. and Level 3 Communications, LLC
10.17†	Master Sales Agreement, dated June 8, 2005, between Vonage Network Inc. and TeleCommunication Systems, Inc.
10.18†	Master Services Agreement, dated May 5, 2005, between Vonage Network Inc. and Synchronoss Technologies, Inc.
10.19†	OSS Master Services Agreement, dated December 27, 2004, between Vonage Holdings Corp. and Neustar, Inc.
10.20	2006 Incentive Plan
16.1	Letter from Amper, Politziner & Mattia P.C.
21.1	List of Subsidiaries of Vonage Holdings Corp.

24.1	Powers of Attorney (included in signature page of the Registration Statement on Form S-1 (Registration No. 333-131659))
24.2	Power of Attorney for Michael Snyder
99.1*	Amendment No. 8 to Registration Statement on Form S-1/A

*
Filed herewith.

†
Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Act of 1933, as amended.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

VONAGE HOLDINGS CORP. (Registrant)
Dated: May 24, 2006	By:	/s/ SHARON A. O'LEARY
	Name:	Sharon A. O'Leary
	Title:	Executive Vice President, Chief Legal Officer and Secretary

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TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
EXPLANATORY NOTE
INFORMATION REQUIRED IN REGISTRATION STATEMENT CROSS-REFERENCE SHEET BETWEEN REGISTRATION STATEMENT ON FORM S-1 AND ITEMS OF FORM 10
EQUITY COMPENSATION PLAN INFORMATION
SIGNATURES